Exhibit 5.2
May 14, 2007
Regency Energy Partners LP
1700 Pacific, Suite 2900
Dallas, Texas 75201
Ladies and Gentlemen:
     We have acted as special Louisiana counsel for Regency Energy Partners LP, a Delaware limited partnership (the “Partnership”), Regency Energy Finance Corp. (“Regency Finance” and collectively with the Partnership, the “Issuers”) and Gulf States Transmission Corporation (the “Louisiana Subsidiary Guarantor”) with respect to the preparation of the Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) in connection with the registration by the Issuers under the Securities Act of 1933, as amended (the “Securities Act”) of (i) the offer and exchange by the Issuers (the “Exchange Offer”) of $550,000,000 aggregate principal amount of their 8 3/8% Senior Notes due 2013 (the “Initial Notes”), for a new series of notes bearing substantially identical terms and in like principal amount (the “Exchange Notes”) and (ii) the guarantees (the “Guarantees”) of certain subsidiaries of the Partnership listed in the Registration Statement as guarantors (the “Subsidiary Guarantors”) of the Initial Notes and the Exchange Notes. The Initial Notes and the Exchange Notes are collectively referred to herein as the “Notes.” The Initial Notes were issued, and the Exchange Notes will be issued, under an Indenture dated as of December 12, 2006 among the Issuers, the Subsidiary Guarantors and Wells Fargo Bank, National Association, as Trustee (collectively, the “Indenture”). The Exchange Offer will be conducted on such terms and conditions as are set forth in the prospectus contained in the Registration Statement to which this opinion is an exhibit.
     We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Indenture and (iii) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. In connection with this opinion, we have assumed that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and the Exchange Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.
     Based on the foregoing, we are of the opinion that when the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture, the Guarantees of the Louisiana Subsidiary Guarantor remain valid and binding obligations of such subsidiary, enforceable against the Louisiana Subsidiary Guarantor in accordance with their terms, except in each case as such enforcement is subject to any applicable bankruptcy, insolvency, reorganization or other law relating to or affecting creditors’ rights generally and general principles of equity.
     We express no opinions concerning (a) the validity or enforceability of any provisions contained in the Indenture that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law; or (b) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.
     We express no opinion as to provisions of the Guarantees that (a) bind the Louisiana Subsidiary Guarantor as principal obligor or (b) preserve the obligations of the Louisiana Subsidiary Guarantor despite any modification of the principal obligations in a manner prejudicial to the Louisiana Subsidiary Guarantor without their consent or the illegality, invalidity or unenforceability of the principal obligations against the principal obligors for reasons other than their bankruptcy or incapacity. We express no opinion concerning any waiver of the right of subrogation contained in the Guarantees as well as certain other waivers contained therein. We express no opinion as to the effectiveness of any provisions in the Guarantees purporting to automatically reinstate any indebtedness that is subject to avoidance as a preference or fraudulent conveyance in any bankruptcy action involving Debtor.

     The opinions expressed herein are limited exclusively to the laws of the State of Louisiana, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our firm name in the prospectus forming a part of the Registration Statement under the captions “Legal Matters.” By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.
Very truly yours,
/s/ Kean, Miller, Hawthorne, D’Armond,
McCowan, & Jarman, L.L.P.